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                                                                       EXHIBIT 5
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                               December 18, 1996



First Alliance/Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia 30326

Re:   Registration Statement on Form S-8
      First Alliance Bancorp, Inc. 1995 Stock Option Plan, as amended (Now maintained by First Alliance/Premier Bancshares, Inc.)

Ladies and Gentlemen:

  We have served as counsel for First Alliance/Premier Bancshares, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of an aggregate of 150,000 shares (the "Shares") of common stock, $5.00 par value, of the Company, to be offered and sold by the Company pursuant to the First Alliance Bancorp, Inc. 1995 Stock Option Plan, as amended (now maintained by First Alliance/Premier Bancshares, Inc.) (the "Plan").

  This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretative Standards are incorporated in this opinion letter by this reference.

  We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the shares to be issued pursuant to the Plan as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate governmental officials.

  We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Georgia.
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First Alliance/Premier Bancshares, Inc.
December 18, 1996
Page 2


    Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

    1.   The Shares have been duly authorized; and

    2. Upon the issuance and delivery of the Shares and payment therefor as provided in the Plan and as contemplated by the Registration Statement, such Shares will be legally and validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                           Very truly yours,



                      /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY